EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Exar Corporation 2006 Equity Incentive Plan, Sipex Corporation 2006 Equity Incentive Plan and Exar Corporation 2014 Equity Incentive Plan of MaxLinear, Inc. of our report dated February 17, 2016, with respect to the consolidated financial statements and schedule of MaxLinear, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

May 15, 2017